Exhibit 10.3

Date,  2006

Name

Dear Name,

We are pleased to confirm your eligibility and participation in the Performance Retention Plan (PRP) as part of your executive compensation package.  Congratulations!  This letter  highlights the terms of your 2006 PRP grant.

Under the PRP, you are awarded, in the form of a grant, an amount equal to       % of your salary at target.  The 2006 grant is effective January 1, 2006, and is based upon your salary rate in effect at that time.

Awards earned under this plan will be based on company EBITDAR and capital expense results and have the potential to be earned at a value above or below the target grant value.  After a one-year waiting period, this grant will vest on a monthly basis in 36 equal installments.

Should the sale of the assets of the company be consummated, the PRP plan provides that both the vested but unpaid and the unvested portion of your award(s) shall be paid in cash in a lump sum, on the date on which the Change in Control occurs.  The unvested portion of all awards will be paid based on either the value established for each grant based on performance or 100% achievement for any unvalued grants.  The year 2006 grant will therefore be paid at 100% should the Change in Control occur in 2006.

Please refer to the PRP plan document previously furnished to you for additional information on the operation of the Plan.  If you have questions please call Jerry Rybin on 303-268-6366.

It is important that we continue a sharp focus on our operating strategy and deliver superior results.   Thank you for your continued dedication and commitment to Adelphia Communications.

Sincerely,

Bill Schleyer	Ron Cooper
Chairman and CEO	President and COO